Exhibit 10.1

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This INDEPENDENT CONTRACTOR SERVICES AGREEMENT (the “Agreement”) is entered into between Thomas J. Schlauch, an individual (“Contractor”), and Big 5 Corp. (the “Company”), effective as of August 1, 2011 (the “Effective Date”).

WHEREAS, Company and Contractor have irrevocably agreed that Contractor’s position with Company as Senior Vice President, Buying, shall end effective August 1, 2011;

WHEREAS, Company and Contractor acknowledge that Company is willing to have Contractor continue to provide services to Company in a materially different role than Contractor has held in the past;

WHEREAS, Company desires to retain Contractor to provide certain transition services to Company and wishes to provide Contractor with certain compensation and benefits in return for Contractor’s services; and

WHEREAS, Contractor wishes to provide such transition services to Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree that the foregoing recitals are incorporated into this Agreement as though fully set forth herein and further agree as follows:

1. DEFINITIONS. As used in this Agreement:

1.1 “Company Officer” means Company’s Chief Executive Officer or, in the event of the Chief Executive Officer’s incapacity or unavailability, Company’s Senior Vice President, Buying or such other Company officer as the Chief Executive Officer may designate from time to time.

1.2 “Confidential Information” means any and all information provided by Company or related to Company’s business, including trade secrets, technical information, business information, financial information, customer information, vendor information and other confidential or proprietary information.

1.3 “Deliverables” means the items to be provided or actually provided by Contractor to Company under this Agreement.

1.4 “Intellectual Property” means all Confidential Information, documentation, drawings, ideas, inventions, know-how, materials, works of authorship, and other forms of technology or intellectual property.

1.5 “Intellectual Property Rights” means all copyrights, trademark rights, patent rights, trade secret rights, and other proprietary rights in any jurisdiction.

1.6 “Services” means the performance of services hereunder as may be mutually agreed upon by the Company Officer and Contractor but generally relate to the type of services Contractor had provided to Company when he was an employee of Company, including assisting the Company Officer with respect to transitioning to new management in Company’s Buying Department and working on special projects assigned to him by the Company Officer; provided, however, that Contractor agrees that he will be available to provide services of up to 80 hours per month (on average, but not to exceed 90 hours in any given month) between the Effective Date and December 31, 2011, and will be available to provide services of up to 50 hours per month (on average, but not to exceed 60 hours in any given month) during the remainder of the Consulting Period.

1.7 “Work Product” means (a) all Deliverables, (b) all Intellectual Property, in any stage of development, that Contractor conceives, creates, develops, or reduces to practice in connection with performing the Services, and (c) all tangible embodiments (including, but not limited to, models, presentations, prototypes, reports, samples, and summaries) of each item of such Intellectual Property.

2. EMPLOYMENT PERIOD. Until the Effective Date, Contractor shall continue to perform services to Company as its Senior Vice President, Buying. Contractor irrevocably agrees that he is resigning from his position as Senior Vice President, Buying and employment with Company as of the Effective Date. Contractor agrees to return his Company-provided automobile to Company by the Effective Date.

3. CONSULTING PERIOD. During the period commencing on the Effective Date and ending on July 31, 2013 or such earlier date as this Agreement is terminated pursuant to Section 15 hereof (the “Consulting Period”), Contractor will perform the Services for Company as an independent contractor. Contractor irrevocably agrees that this Agreement and his independent contractor relationship with Company will end on July 31, 2013, unless the Parties agree in writing to extend the engagement. The parties agree that the Consulting Period shall not commence, Contractor’s employment shall terminate on August 1, 2011, and this Agreement shall not take effect, unless Contractor signs and returns the attached General Release of Claims prior to July 11, 2011 and does not thereafter properly revoke it.

4. ENGAGEMENT. Contractor will perform the Services in a timely manner in accordance with the terms of this Agreement. Contractor will not subcontract or otherwise delegate any of Contractor’s obligations under this Agreement.

5. ACCESS RULES AND PROCEDURES. While on Company’s premises, Contractor agrees to comply with Company’s then-current access rules and procedures, including those procedures pertaining to safety, security, and confidentiality.

6. INDEPENDENT CONTRACTOR RELATIONSHIP. Contractor’s relation to Company under this Agreement is that of an independent contractor. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between Company and Contractor. Contractor will take no position with respect to or on any tax return or application for benefits, or in any proceeding directly or indirectly involving Company, that is inconsistent with Contractor being an independent contractor (and not an employee) of Company. Contractor is not an agent of Company and is not authorized, and must not represent to any third party that Contractor is authorized, to make any commitment or otherwise act on behalf of Company. Contractor is not entitled to or eligible for any benefits that Company may make available to its employees. Because Contractor is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Contractor. Contractor is solely responsible for filing all tax returns and submitting all payments as required by any federal, state, local, or foreign tax authority arising from the payment of fees to Contractor under this Agreement, and agrees to do so in a timely manner. Contractor will comply with all applicable federal, state, local, and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions. Company will issue Contractor an IRS 1099 Form with respect to the compensation paid hereunder. Contractor will be entirely responsible for payment of any taxes which may be due with regard to the compensation paid hereunder, and hereby agrees to indemnify and hold harmless Company from and against any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the compensation paid hereunder.

7. COMPENSATION.

7.1 Prior to the Effective Date, Company shall continue to pay Contractor his current base salary of $276,000 per year. All accrued but unpaid vacation earned by Contractor shall be paid to Contractor by Company following the Effective Date within the period required by law.

7.2 During the Consulting Period, Company will pay Contractor consulting fees of $12,000 per month as Contractor’s sole and complete compensation for all Services, Deliverables, and Intellectual Property Rights provided by Contractor under this Agreement. Company will reimburse Contractor for any reasonable and pre-approved, out-of-pocket expenses incurred by Contractor in performing the Services (the “Expenses”). Contractor will submit invoices together with supporting receipts for any Expenses on a monthly basis.

7.3 Contractor acknowledges that any Services Contractor performs for Company during the Consulting Period will be performed by Contractor as an independent contractor of Company, and that Contractor will not be a Company employee. Contractor understands that Company is not classifying Contractor as its employee and, therefore, that Contractor will not be entitled to any of the benefits or rights that Company provides to individuals classified as employees, such as seniority, vacations, paid holidays, business travel and expense reimbursement, bonuses, retirement benefits, and health benefits; provided, however, that (i) Contractor may be entitled to certain post-employment payments and other benefits subject to the terms of, and as provided in, the General Release of Claims attached hereto as Exhibit A, and (ii) the parties acknowledge that Contractor’s “Continuous Status as an Employee, Director or Consultant” (as defined in the Company’s 2002 Stock Incentive Plan and 2007 Equity and

Performance Incentive Plan, as amended (together, the “Equity Plans”)), will not be interrupted by virtue of the change in Contractor’s status from employee to independent contractor and, as a result, equity grants issued to Contractor and subject to the Equity Plans shall continue to vest and remain exercisable during the period that Contractor provides Services to Company in accordance with the terms of the grants and the Equity Plan.

8. CONFIDENTIALITY. During the term of this Agreement and at all times thereafter, Contractor will (a) hold all Confidential Information in strict trust and confidence, (b) refrain from using or permitting others to use Confidential Information in any manner or for any purpose not expressly permitted or required by this Agreement, and (c) refrain from disclosing or permitting others to disclose any Confidential Information to any third party without obtaining Company’s express prior written consent. Contractor will protect Confidential Information from unauthorized use, access, or disclosure in the same manner as Contractor protects Contractor’s own confidential or proprietary information of a similar nature, and with no less than the greater of reasonable care and industry-standard care. Contractor’s obligations hereunder will terminate with respect to any particular information that Contractor can prove, by clear and convincing evidence, (i) a third party rightfully disclosed to Contractor free of any confidentiality duties or obligations, or (ii) is, or through no fault of Contractor has become, generally available to the public. Additionally, Contractor may disclose Confidential Information to the extent Company expressly approved such disclosure in writing, or as required by law or court order, provided that Contractor immediately notifies Company in writing of such required disclosure and cooperates with Company, at Company’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure, including filing motions and otherwise making appearances before a court. Contractor will not remove any Company property or Confidential Information from Company’s facilities or premises without Company’s express prior written consent. Upon Company’s request and upon any termination or expiration of this Agreement, Contractor will promptly (x) return to Company or, if so directed by Company, destroy all Company property and tangible embodiments of the Confidential Information (in every form and medium), (y) permanently erase all electronic files containing or summarizing any Confidential Information, and (z) certify to Company in writing that Contractor has fully complied with the foregoing obligations.

9. NO CONFLICTS. Subject to the provisions of Section 14 of this Agreement, Contractor will not undertake any activity, enter into any agreement, or make any commitment that is inconsistent or incompatible with Contractor’s obligations under this Agreement, including Contractor’s ability to perform the Services. Contractor represents and warrants that Contractor is not subject to any contract or duty that would be breached by Contractor’s entering into or performing Contractor’s obligations under this Agreement or that is otherwise inconsistent with this Agreement.

10. WORK PRODUCT. Contractor agrees that all Work Product will be the sole and exclusive property of Company. All elements in the Work Product that are protected by copyright are “works made for hire” for which Company is the “author.” Company will exclusively own the copyright in all such works upon their creation. To the extent that any aspect of such Work Product is found as a matter of law not to be a “work made for hire” as contemplated above or embody intellectual property other than copyright, Contractor hereby irrevocably and unconditionally assigns to Company all right, title, and interest worldwide in and to the Work Product and all Intellectual Property Rights thereto. Contractor understands and agrees that Contractor has no right to use the Work Product except as necessary to perform the Services for Company. If any Intellectual Property Rights, including moral rights, in the Work Product, cannot (as a matter of law) be assigned by Contractor to Company as provided above, then (a) Contractor unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights, and (b) to the extent Contractor cannot (as a matter of law) make such waiver, Contractor unconditionally grants to Company an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Work Product in any medium or format, whether now known or hereafter discovered; (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Work Product; and (iii) to exercise any and all other present or future rights in the Work Product.

11. WARRANTIES. Contractor represents and warrants that: (a) Contractor has full right, power, and authority to enter into and perform this Agreement without the consent of any third party; (b) Contractor will not, in the course of performing the Services, infringe or misappropriate, and neither the Work Product, nor any element thereof, will infringe or misappropriate, any intellectual property right of any third party; (c) Contractor will comply with all laws and regulations applicable to Contractor’s performance of the Services and has obtained all governmental permits and licenses required for Contractor to perform the Services and Contractor’s other obligations under this Agreement; and (d) Contractor will take all necessary or reasonable precautions to prevent injury to any person (including Company employees) or damage to any property (including Company property).

12. INDEMNIFICATION. Contractor will indemnify and hold harmless Company and its officers, employees, and agents from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any breach of any representation, warranty, covenant, or obligation of Contractor in this Agreement or any misconduct by Contractor in performing the Services.

13. LIMITATION OF LIABILITY. In no event will Company be liable for any consequential, indirect, exemplary, special, or incidental damages arising from or relating to this Agreement. Company’s total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, shall not exceed the aggregate amount of fees owed by Company to Contractor for Services performed under this Agreement.

14. NONSOLICITATION AND NONCOMPETITION. Prior to and during the Consulting Period, Contractor shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise: (a) offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Company or any of its affiliates, either for Contractor’s own account or for any other person, firm or company, any person who was employed by Company or any of its affiliates during the term of Contractor’s employment or the Consulting Period, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of Company or its affiliates; (b) directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, vendor, agent, partner or other business relationship of Company or its affiliates to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with Company or its affiliates; (c) compete in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with Company or any of its affiliates; (d) or engage in any conduct that creates a conflict of interest or has the appearance of creating a conflict of interest. Notwithstanding the foregoing, the parties understand that Contractor may from time to time wish to provide consulting services for manufacturers and wholesalers on the design of fishing and hunting products. In the event that Contractor wishes to engage in such activities during the Consulting Period, he shall provide Company with advance notice and obtain Company’s preapproval that such activities would not violate the restrictions contained in this Section 14, which approval shall not be unreasonably withheld. Additionally, for a period of 12 months following the termination of the Consulting Period for any reason whatsoever Contractor shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Company or its affiliates, either for Contractor’s own account or for any other person, firm or company, any person who was employed by Company or its affiliates within the then preceding six months, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of Company or its affiliates. Contractor expressly acknowledges and agrees that the restrictions contained in this Section 14 are reasonably tailored to protect Company’s and its affiliates’ confidential information and trade secrets, and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever any one or more of such restrictions shall (either taken by itself or themselves together) be adjudged to go beyond what is legally permissible for the protection of the legitimate interests of Company and its affiliates, that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

15. TERMINATION.

15.1 By Company. Company may terminate Contractor’s services and this Agreement for “Cause.” For purposes of this Agreement, “Cause” shall mean: (i) Contractor’s negligence or misconduct in connection with the performance or failure of performance of Services; (ii) Contractor’s failure to be available to perform services for Company as detailed in Sections 1.6 and 3 hereof; or (iii) Contractor’s breach of Contractor’s obligations under this Agreement or any other agreement with Company, provided, however, Contractor shall first be provided with written notice detailing the breach and given ten (10) days in which to cure such breach.

15.2 By Contractor. Contractor may terminate Contractor’s services and this Agreement on 10-business days’ advance written notice to Company. Sections 6, 7.3, 8, 10, 12, 13, 14, 15 and 16 will survive any termination or expiration of this Agreement.

15.3 Compensation Following Termination. If Contractor’s service to Company terminates before the expiration of the Consulting Period by Company for Cause or by Contractor voluntarily or as a result of Contractor’s death or disability, Company shall have no other or further obligations to Contractor under this Agreement or the General Release of Claims attached as Exhibit A (including any financial obligations), except that Contractor (or, in the event of Contractor’s death, his estate or designated beneficiary) shall be entitled to receive all amounts due and payable under Section 7.2 above up to and including the date of termination. Company shall retain any and all rights and remedies which may be available to Company under the circumstances, whether at law or in equity.

15.4 Sole Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein or in the General Release of Claims attached as Exhibit A hereto, all of Contractor’s rights to severance, benefits, and other amounts hereunder (if any) accruing after the termination of Contractor’s employment by or service to Company shall cease upon such termination. In the event of a termination of Contractor’s service to Company under this Agreement, Contractor’s sole remedy shall be to receive the payments and benefits described in this Section 15.

16. GENERAL PROVISIONS.

16.1 Nondisparagement. Contractor agrees not to criticize, denigrate, or otherwise disparage Company, any other Released Party (as defined in the General Release of Claims attached as Exhibit A hereto), or any of their products, processes, policies, practices or standards of business conduct. However, nothing in this subsection shall prohibit Contractor from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

16.2 Code Section 409A. The compensation and benefits payable under this Agreement are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If Company and Contractor determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, Company and Contractor agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as Company deems necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, if such results are impossible or infeasible, Contractor’s right to payments of any amount that otherwise would be subject to the additional taxes imposed by Code Section 409A shall lapse. If at the time of Contractor’s separation from service with Company (as defined under the normal rules of Code Section 409A), Contractor is a “specified employee” as defined in Code Section 409A, as determined by Company in accordance with Code Section

409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary to prevent any accelerated or additional tax under Code Section 409A, then Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Contractor) until the date that is six months and one day following Contractor’s termination of employment with Company (or the earliest date permitted under Code Section 409A).

16.3 Governing Law; Venue. This Agreement is governed by the laws of the State of California without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction. Contractor irrevocably consents to the personal jurisdiction of the state and federal courts located in Los Angeles, California, for any suit or action arising from or related to this Agreement, and waives any right Contractor may have to object to the venue of such courts. Contractor further agrees that these courts will have exclusive jurisdiction over any such suit or action initiated by Contractor against Company.

16.4 Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Contractor’s employment or other service relationship with Company or this Agreement or otherwise arising between Company and the Contractor shall be settled by final and binding arbitration in Los Angeles, California, before a single neutral arbitrator experienced in commercial law (selected from the JAMS panel of arbitrators) in accordance with the applicable entity’s then current commercial arbitration rules (except as otherwise provided in this Agreement). Contractor also agrees to arbitrate, pursuant to this Section 16.4, any dispute Contractor has with any Company employee, officer, director, or agent, to the extent such individual or individuals consent to arbitration. Company and the Contractor waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that each is giving up the right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in commercial arbitrations. Company will pay any filing fee and the fees and costs of the arbitrator, unless Contractor initiates the claim, in which case the Contractor will only be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in California. Each of the parties shall be responsible for their own attorneys’ fees and costs; however, the arbitrator may award attorneys’ fees to the prevailing party. This arbitration agreement does not prohibit either party from filing a claim with an administrative agency, nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure.

16.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the other provisions of this Agreement will be unimpaired, and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

16.6 No Assignment. This Agreement and Contractor’s rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by Contractor without Company’s express prior written consent. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void. Company may assign this Agreement, or any of its rights under this Agreement to any third party with or without Contractor’s consent.

16.7 Notices. Each party to this Agreement (“Party” or collectively, the “Parties”) must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address listed on the signature page by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized overnight carrier. Notice will be effective upon receipt or refusal of delivery. Each Party may change such Party’s address for receipt of notice by giving notice of such change to the other Party.

16.8 Remedies. Company’s remedies for any breach of this Agreement by Contractor will include damages, injunctive relief, specific performance, and restitution. Contractor acknowledges that any breach of this Agreement by Contractor would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, Company will be entitled to injunctive relief (including specific performance). The rights and remedies provided to each Party by this Agreement are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

16.9 Waiver. All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

16.10 Entire Agreement; Amendments. This Agreement, including Exhibit A, is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged;

16.11 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Contractor has participated in the negotiation of its terms. Furthermore, Contractor acknowledges that Contractor has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BIG 5, CORP.		CONTRACTOR

Signed:	/s/ Steven G. Miller	Signed:	/s/ Thomas J. Schlauch
Name:	Steven G. Miller	Name:	Thomas J. Schlauch
Title:	President and Chief Executive Officer	Title:	SVP

Address:	2250 E. El Segundo Blvd. El Segundo, CA 90245

EXHIBIT A

GENERAL RELEASE OF CLAIMS

In order to settle as fully as possible all known and unknown claims I, Thomas J. Schlauch, might have against Big 5 Corp. (Company) and all related parties, Company and I agree as follows:

(a) Consideration:

(i)	I acknowledge that my consulting arrangement with Company and the opportunity to receive the payments and benefits described in the Independent Contractor Services Agreement between Company and me, dated August 1, 2011, (the “Consulting Agreement”) as well as the benefits set forth in Section (a)(ii) and (a)(iii), below, collectively and individually, constitute sufficient and valuable consideration for this Agreement. Capitalized terms not defined herein shall have the meaning ascribed in the Consulting Agreement.

(ii)

Subject to my compliance in all respects with the terms and conditions of this Agreement and the Consulting Agreement, Company will (i) reimburse me for the actual premium cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Cal-COBRA (collectively, “COBRA”), for me and my spouse under Company’s group health plans in which we are enrolled immediately prior to the Effective Date (subject to any plan changes that Company might make from time to time), for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date; and (ii) pay me an amount equal to $30,000 (estimated to be the cost of a private health insurance policy for my spouse and a supplemental Medicare policy for myself for two years, which amount shall be proportionately reduced in the event the insurance specified is not required due to my death or my spouse’s death before the payment becomes due). Company shall pay me the amounts described in clause (i) monthly in arrears for the first three years following the Effective Date, provided that I have supplied Company with copies of receipts showing my payment of the COBRA premiums for each monthly period. Company shall pay the amount described in clause (ii) in a lump sum within ten (10) days following the third anniversary of the Effective Date. I acknowledge and agree that my spouse and I shall be responsible for all matters relating to the insurance coverage described in this section, including, without limitation, our election of or application for such coverage and payment for such coverage. I further acknowledge and agree that if my service to the Company terminates before the end of the Consulting Period (as defined in the Consulting Agreement) for any reason, the benefits and

Exhibit A-1

payments provided for in this section will cease pursuant to the provisions of Section 15.3 of the Consulting Agreement.

(iii)	Subject to my compliance in all respects with the terms and conditions of this Agreement and the Consulting Agreement and my remaining continuously employed by Company through July 31, 2011 and my continuously performing consulting services for Company through March 15, 2012, I shall be eligible to receive a 2011 annual bonus (the “2011 Annual Bonus”), prorated to reflect the number of months during 2011 that I served as Senior Vice President, Buying. The 2011 Annual Bonus shall be calculated at a base amount of $87,500, which amount will be adjusted up or down by the same percentage as Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for its fiscal year 2011 increases or decreases from Company’s EBITDA for its 2010 fiscal year. For the purposes of this Agreement, Company shall determine the EBITDA in its sole discretion, on a basis consistent with how Company calculates its EBITDA for its fiscal year 2011. If I meet the eligibility requirements set forth above, Company will pay me the 2011 Annual Bonus at the same time as other annual bonuses generally are paid to other Company executives, which is anticipated to occur in March of 2012. I agree that I am not be entitled to any other bonus payment whatsoever for any period of time. I agree that because my employment is ending on August 1, 2011, I would not be entitled to receive any bonus from Company in the absence of this Agreement.

(b) Release: I release (i.e., give up) all known and unknown claims that I presently have against Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (Released Parties), except claims that the law does not permit me to waive by signing this Agreement. I release all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order.

Exhibit A-2

I expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(c) Applicable Law: This agreement is governed by federal law and the laws of California.

(d) Representations and Promises: Company and I acknowledge and agree that:

(i) Complete Agreement: This Agreement and the Consulting Agreement are the entire agreement relating to any claims or future rights that I might have with respect to Company and the Released Parties. Once in effect, this Agreement is a legally admissible and binding agreement. It shall not be construed strictly for or against me, Company, or any Released Party.

(ii) Amendments: This Agreement only may be amended by a written agreement that Company and I both sign.

(iii) Representations: When I decided to sign this Agreement, I was not relying on any representations not in this Agreement or the Consulting Agreement. Company would not have agreed to enter into the Consulting Agreement or to provide me the benefits and payments thereunder or hereunder but for the representations and promises I am making by entering into this Agreement. I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief now or in the future. I have been paid all compensation, benefits, and other amounts that Company or any Released Party should have paid me in the past.

(iv) No Wrongdoing: This Agreement is not an admission of wrongdoing by Company or any other Released Party; neither the Agreement nor any drafts shall be admissible evidence of wrongdoing.

(v) Unknown Claims: I intentionally release claims that I do not know that I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims I am releasing.

(vi) Effect of Void Provision: If Company or I successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it. If this Agreement is cancelled, I will repay the consideration I received for signing it.

(vii) Consideration of Agreement: If I initially did not think any representation I made in this Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement. I have carefully read this

Exhibit A-3

Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The consideration period described in the box above my signature started when I first was given this Agreement, and I waive any right to have it restarted or extended by any subsequent changes to this Agreement.

(viii) Agreement to be Confidential: Following the execution of this Agreement, I will never disclose the underlying facts that led up to the settlement evidenced by this Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Any violation of this confidentiality requirement by such other person shall be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent required by law (but only if I notify Company of a disclosure obligation or request within one day after I learn of such obligation or request, and permit Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND COMPANY SUGGESTS THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

JULY 11, 2011 IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO THE CHIEF EXECUTIVE OFFICER OF COMPANY. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE CHIEF EXECUTIVE OFFICER OF COMPANY BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Agreement as of the date written below.

CONTRACTOR	BIG 5 CORP.

By:

Print Name:	Print Name:

Exhibit A-4

Date:	Title:

Date:

Exhibit A-5